Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@dennardlascar.com Anne Pearson / apearson@dennardlascar.com Dennard ▪ Lascar Associates / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Energy Services
Reports First Quarter 2014 Results
SAN ANTONIO, Texas, April 29, 2014 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended March 31, 2014. Highlights include:

•	Production Services Segment revenue was $121.1 million in the first quarter, up 8% from the prior quarter.

•	Well servicing rigs achieved a 95% utilization rate and an average hourly rate of $645.

•	Drilling Services Segment margin per day was $8,987, up 6% over the prior quarter.

•	Drilling rig utilization is currently 87%, with 40 of our 54 working rigs, or 74%, under term contracts.

•	Planned growth for 2014 has expanded to nine well servicing rigs, three wireline units, three coiled tubing units and the potential for new 1,500 horsepower AC drilling rigs.

•	Issued $300 million of 6.125% Senior Notes with proceeds used to repay a portion of our existing 9.875% Senior Notes.
Consolidated Financial Results
Revenues for the first quarter of 2014 were $239.0 million, up slightly from revenues of $238.2 million in the fourth quarter of 2013 (“the prior quarter”) and up 4% from revenues of $229.7 million in the first quarter of 2013 (“the year-earlier quarter”). Revenues in the first quarter were positively impacted by higher revenues in our Production Services Segment due to increased demand, which was mostly offset by lower revenues in our Drilling Services Segment, primarily due to decreased utilization in the U.S. and Colombia.
Net loss as reported for the first quarter, which includes the impact of a loss on debt extinguishment of $7.9 million, was $2.6 million, or $0.04 per share, compared with a net loss of $2.5 million, or $0.04 per share in the prior quarter and a net loss of $1.3 million, or $0.02 per share in the year-earlier quarter. Adjusted net income(2), which excludes the impact of the loss on debt extinguishment, was $2.4 million, and Adjusted diluted EPS(3) was $0.04 for the first quarter.
First quarter Adjusted EBITDA(1) was $63.3 million, up 13% from $55.8 million in the prior quarter and up 13% from $55.9 million in the year-earlier quarter. Our first quarter Adjusted EBITDA was positively impacted by $5.0 million related to a gain on the sale of our trucking assets, a settlement of litigation in our favor and a fuel cost reimbursement in Colombia.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $118.0 million in the first quarter, a 6% decrease from the prior quarter and an 11% decrease from the year-earlier quarter. The decrease in revenues for the first quarter as compared to the prior quarter was primarily due to decreased utilization of certain lower horsepower vertical drilling rigs early in the quarter which are now experiencing higher utilization. In addition, two drilling rigs in Colombia were not earning revenue during the first quarter. One of these rigs in Colombia was being upgraded for its new contract while the other rig was idle due to well site preparation delays.
Currently, 54 rigs are earning revenues, of which 40, or 74%, are under term contracts. All eight of our drilling rigs in Colombia are currently under term contracts that extend through the end of 2014, six of which are currently working with the remaining two expected to be earning revenues again in early May.
    Average drilling revenues per day in the first quarter were $25,471, down slightly from $25,567 in the prior quarter and up from $24,925 in the year-earlier quarter. Dayrates remained firm during the first quarter, however, average drilling revenues per day had a slight decrease due to less revenue from turnkeys and certain reimbursable items.

Drilling Services Segment margin(4) per day was $8,987 in the first quarter, up 6% from $8,518 in the prior quarter and up 9% from $8,258 in the year-earlier quarter primarily due to the gain on the sale of our trucking assets and the fuel cost reimbursement in Colombia.
Production Services Segment
Revenue for the Production Services Segment was $121.1 million in the first quarter, up 8% from the prior quarter and up 25% from the year-earlier quarter. The increases in our Production Services Segment's revenues and operating costs are primarily a result of the increased demand for our services. Well servicing pricing was $645 per hour in the first quarter, slightly down from $648 in the prior quarter due to job mix and up from $596 in the year-earlier quarter. Well servicing rig utilization increased to 95% in the first quarter, up from 85% in the prior quarter and 89% in the year-earlier quarter. Coiled tubing unit utilization was 50% in the first quarter, up from 49% in the prior quarter and 41% in the year-earlier quarter, which was driven by improved land activity that was offset by softer offshore activity due to weather during the first quarter.
Production Services Segment margin(4) as a percentage of revenue was 36% in the first quarter, up from 34% in the prior quarter and slightly down from 37% in the year-earlier quarter.
Comments from Our President and CEO
“We achieved solid results in the first quarter, with unseasonably high activity levels in our Production Services Segment and higher Drilling Services Segment margin, which led to a 13% quarter over quarter increase in Adjusted EBITDA. We also reduced interest expense going forward with the successful refinancing of our Senior Notes. In March, we issued $300 million of 6.125% Senior Notes to replace a majority of the 9.875% Senior Notes, which will save approximately $12 million in annualized interest expense. This reduced expense supports our strategy to grow our free cash flow to fund organic growth and continued debt reduction.
“We believe that recent market improvements support new equipment additions in 2014. Recently, we committed to add another six well servicing rigs and two coiled tubing units which will result in a total of nine well servicing rigs and three coiled tubing units to be added in 2014. Our planned growth for our wireline business remains at three units to be added during 2014. We are also discussing potential term contracts with clients for new 1,500 horsepower AC drilling rigs, with similar specifications to the rigs that we successfully deployed over the last two years. We will continue to watch the market and use a measured approach to capital budgeting that will both improve our balance sheet and allow us to take advantage of upturns in the market to grow our business.
"With the recent market improvements, we expect certain drilling contracts will have some modest dayrate increases when they are renewed in the second quarter with the associated earnings benefit recognized mostly in the second half of the year. We also believe that the increased demand and high utilization in our Production Services Segment businesses will lead to improved pricing later in the year," continued Locke.
Second Quarter Guidance
In the second quarter of 2014, drilling rig utilization is expected to average between approximately 85% and 88%, based on a fleet of 62 rigs. Drilling Services Segment margin is expected to be approximately $8,500 to $8,700 per day.
Production Services Segment revenue in the second quarter is expected to be up approximately 5% to 6% as compared to the first quarter. Production Services Segment margin as a percentage of revenues is expected to be up approximately 1% to 2% as compared to the first quarter.
Liquidity
Working capital at March 31, 2014 was $129.5 million, up from $118.5 million at December 31, 2013. Our cash and cash equivalents were $20.8 million, down from $27.4 million at year-end 2013.
The decrease in cash and cash equivalents during the three months ended March 31, 2014 is primarily due to $31.7 million used for purchases of property and equipment and $21.7 million of cash used in our financing activities, which were mostly offset by $41.2 million of cash provided by operating activities and $5.5 million of proceeds from the sale of assets.

In March 2014, we issued $300 million of 6.125% Senior Notes and used $99.5 million of the proceeds to fund the tender of the 9.875% Senior Notes issued in 2010 and 2011. On May 1, 2014, we intend to use the remaining net proceeds to fund a portion of the redemption of $200.5 million of 2010 and 2011 Senior Notes and have classified $210.4 million of those funds as restricted cash on our condensed consolidated balance sheet. Upon redemption, we will recognize a loss on debt extinguishment of approximately $14.6 million for the redemption premium, net unamortized discount and unamortized debt issuance costs.
We currently have $80.0 million outstanding and $14.0 million in committed letters of credit under our $250 million Revolving Credit Facility.
Capital Expenditures
Cash capital expenditures in the first quarter were $31.7 million, including capitalized interest. We estimate that our total cash capital expenditures in 2014 will be approximately $135 million to $145 million. The total 2014 capital expenditure budget includes nine well servicing rigs, three coiled tubing units, three wireline units, upgrades to certain drilling rigs and routine capital expenditures.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss these results. To participate in the call, dial (480) 629-9771 ten minutes early and ask for the Pioneer Energy Services' conference call. A replay will be available after the call and will be accessible until May 6. To access the replay, dial (303) 590-3030 and enter the pass code 4663724#.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.

About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, decisions about exploration and development projects to be made by oil and gas exploration and production companies, economic cycles and their impact on capital markets and liquidity, the continued demand for drilling services or production services in the geographic areas where we operate, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, future compliance with covenants under our senior secured revolving credit facility and our senior notes, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, changes in technology and improvements in our competitors' equipment, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2013. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2013 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization, loss on extinguishment of debt and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net loss as reported is included in the tables to this press release.

(2)
Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies.

(3)
Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of (diluted) EPS as reported to adjusted (diluted) EPS is included in the tables to this press release. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the tables to this press release.

(5)	Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	March 31,		December 31,
	2014	2013	2013
	(unaudited)
Revenues:
Drilling services	$117,957	$133,074	$125,970
Production services	121,077	96,596	112,213
Total revenues	239,034	229,670	238,183

Costs and expenses:
Drilling services	76,338	88,986	84,000
Production services	77,752	60,619	74,146
Depreciation and amortization	45,526	46,285	46,871
General and administrative	24,483	23,054	24,128
Bad debt expense (recovery)	(124)	281	314

Total costs and expenses	223,975	219,225	229,459
Income from operations	15,059	10,445	8,724

Other (expense) income:
Interest expense	(12,388)	(11,462)	(12,193)
Loss on extinguishment of debt	(7,887)	—	—
Other	2,674	(821)	221
Total other expense	(17,601)	(12,283)	(11,972)

Loss before income taxes	(2,542)	(1,838)	(3,248)
Income tax (expense) benefit	(37)	546	733

Net loss	$(2,579)	$(1,292)	$(2,515)

Loss per common share:
Basic	$(0.04)	$(0.02)	$(0.04)
Diluted	$(0.04)	$(0.02)	$(0.04)

Weighted-average number of shares outstanding:
Basic	62,542	61,967	62,376
Diluted	62,542	61,967	62,376

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$20,810	$27,385
Restricted cash	210,401	—
Receivables, net of allowance for doubtful accounts	182,732	176,360
Deferred income taxes	11,569	13,092
Inventory	13,750	13,232
Prepaid expenses and other current assets	6,610	9,311
Total current assets	445,872	239,380

Net property and equipment	926,929	937,657
Intangible assets, net of accumulated amortization	30,272	32,269
Noncurrent deferred income taxes	4,020	1,156
Other long-term assets	19,284	19,161
Total assets	$1,426,377	$1,229,623

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,969	$43,718
Current portion of long-term debt	202,166	2,847
Deferred revenues	2,159	699
Accrued expenses	58,094	73,569
Total current liabilities	316,388	120,833

Long-term debt, less current portion	501,133	499,666
Noncurrent deferred income taxes	84,596	84,636
Other long-term liabilities	6,706	6,055
Total liabilities	908,823	711,190
Total shareholders’ equity	517,554	518,433
Total liabilities and shareholders’ equity	$1,426,377	$1,229,623

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(2,579)	$(1,292)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	45,526	46,285
Allowance for doubtful accounts	(164)	281
Gain on dispositions of property and equipment	(1,400)	(321)
Stock-based compensation expense	1,856	1,512
Amortization of debt issuance costs, discount and premium	869	762
Loss on extinguishment of debt	7,887	—
Deferred income taxes	(1,364)	(1,287)
Change in other long-term assets	4,193	(2,658)
Change in other long-term liabilities	651	953
Changes in current assets and liabilities	(14,240)	(27,078)
Net cash provided by operating activities	41,235	17,157

Cash flows from investing activities:
Purchases of property and equipment	(31,674)	(71,313)
Proceeds from sale of property and equipment	5,516	1,567
Net cash used in investing activities	(26,158)	(69,746)

Cash flows from financing activities:
Debt repayments	(119,478)	(656)
Proceeds from issuance of debt	320,000	40,000
Debt issuance costs	(6,138)	—
Change in restricted cash	(210,401)	—
Tender premium costs	(5,479)	—
Proceeds from exercise of options	277	295
Purchase of treasury stock	(433)	(275)
Net cash provided by (used in) financing activities	(21,652)	39,364

Net decrease in cash and cash equivalents	(6,575)	(13,225)
Beginning cash and cash equivalents	27,385	23,733
Ending cash and cash equivalents	$20,810	$10,508

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended
	March 31,		December 31,
	2014	2013	2013

Drilling Services Segment:
Revenues	$117,957	$133,074	$125,970
Operating costs	76,338	88,986	84,000
Drilling Services Segment margin (1)	$41,619	$44,088	$41,970

Average number of drilling rigs	62.0	70.5	62.0
Utilization rate	83%	84%	86%
Revenue days	4,631	5,339	4,927

Average revenues per day	$25,471	$24,925	$25,567
Average operating costs per day	16,484	16,667	17,049
Drilling Services Segment margin per day (2)	$8,987	$8,258	$8,518

Production Services Segment:
Revenues	$121,077	$96,596	$112,213
Operating costs	77,752	60,619	74,146
Production Services Segment margin (1)	$43,325	$35,977	$38,067

Combined:
Revenues	$239,034	$229,670	$238,183
Operating Costs	154,090	149,605	158,146
Combined margin	$84,944	$80,065	$80,037

Adjusted EBITDA (3)	$63,259	$55,909	$55,816

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization, loss on extinguishment of debt and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2014	2013	2013

Combined margin	$84,944	$80,065	$80,037

General and administrative	(24,483)	(23,054)	(24,128)
Bad debt (recovery) expense	124	(281)	(314)
Other income (expense)	2,674	(821)	221
Adjusted EBITDA (3)	63,259	55,909	55,816

Depreciation and amortization	(45,526)	(46,285)	(46,871)
Interest expense	(12,388)	(11,462)	(12,193)
Loss on extinguishment of debt	(7,887)	—	—
Income tax (expense) benefit	(37)	546	733
Net loss	$(2,579)	$(1,292)	$(2,515)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss as Reported to Adjusted Net Loss Excluding the Impact of Loss on Extinguishment of Debt
and Diluted EPS as Reported to Adjusted Diluted EPS Excluding the Impact of Loss on Extinguishment of Debt
(in thousands, except per share data)
(unaudited)

Three months ended
March 31, 2014

Net loss as reported	$(2,579)
Loss on extinguishment of debt	7,887
Tax benefit from loss on extinguishment of debt	(2,887)
Adjusted net income (loss) (4)	2,421

Basic weighted average number of shares outstanding, as reported	62,542
Effect of dilutive securities	1,775
Diluted weighted average number of shares outstanding, adjusted for loss on extinguishment of debt impact	64,317

Adjusted diluted EPS (5)	$0.04

Diluted EPS as reported (6)	$(0.04)

(4)Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies.

(5)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of (diluted) EPS as reported to adjusted (diluted) EPS is included in the tables to this press release. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(6)The effect of dilutive securities is not reflected in diluted earnings per share (EPS) as reported because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS as reported is the same as diluted EPS as reported.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2014	2013	2013

Drilling Services Segment:
Routine and tubulars	$8,769	$6,862	$11,509
Discretionary	9,872	13,718	6,325
Fleet additions	153	33,462	414
	18,794	54,042	18,248
Production Services Segment:
Routine	5,389	5,709	5,136
Discretionary	5,854	8,566	3,027
Fleet additions	1,637	2,996	1,000
	12,880	17,271	9,163
Net cash used for purchases of property and equipment	31,674	71,313	27,411
Net effect of accruals	5,243	(29,263)	(4,136)
Total capital expenditures	$36,917	$42,050	$23,275

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	4	2	6
1000 HP	12	9	21
1200 to 2000 HP	6	28	34
Total	23	39	62

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	10	6	16
14,000 to 25,000 feet	10	31	41
Total	23	39	62

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			102
600 HP			10
Total			112

Wireline units			120

Coiled tubing units			14